Exhibit 99.4
Aggregate Statement of Principal and Interest Distributions to
Certificateholders as of December 31,2005
STRUCTURED ASSET SECURITIES CORPORATION
MORTGAGE PASS-THROUGH CERTIFICATES
SERIES 2005-GEL3
Original Beginning Ending
Class Balance Balance Principal Interest Loss Balance
A 175,395,000.00 175,395,000.00 46,768,515.68 3,224,197.17 0.00 128,626,484.32
M1 9,000,000.00 9,000,000.00 0.00 198,965.63 0.00 9,000,000.00
M2 8,192,000.00 8,192,000.00 0.00 182,786.83 0.00 8,192,000.00
M3 13,731,000.00 13,731,000.00 0.00 321,195.76 0.00 13,731,000.00
M4 7,154,000.00 7,154,000.00 0.00 193,080.99 0.00 7,154,000.00
M5 5,654,000.00 5,654,000.00 0.00 174,388.60 0.00 5,654,000.00
M6 8,192,000.00 8,192,000.00 0.00 263,193.60 0.00 8,192,000.00
B 2,884,000.00 2,884,000.00 0.00 90,124.98 0.00 2,884,000.00
P 100.00 100.00 0.00 567,361.24 0.00 100.00
X 581,547.69 581,547.69 0.00 1,856,883.24 0.00 1,188,827.78
R 0.00 0.00 0.00 0.00 0.00 0.00